Ex. 99.28(d)(43)(x)

Amendment

to Amended and Restated

Investment Sub-Advisory Agreement between

Jackson National Asset Management, LLC

and Pacific Investment Management Company LLC

This Amendment is made on September 25, 2017 by and between Jackson National Asset Management, LLC, a Michigan limited liability company and registered investment adviser (the “Adviser”), and Pacific Investment Management Company LLC, a Delaware limited liability company and registered investment adviser (the “Sub-Adviser”).

Whereas, the Adviser and the Sub-Adviser (the “Parties”) entered into an Amended and Restated Investment Sub-Advisory Agreement effective as of the 1st day of December, 2012, as amended (the “Agreement”), whereby the Adviser appointed the Sub-Adviser to provide certain sub-investment advisory services to certain investment portfolios (the “Funds”) of JNL Series Trust (the “Trust”), as listed on Schedule A to the Agreement.

Whereas, pursuant to the Agreement, the Adviser agreed to pay the Sub-Adviser for the services provided and the expenses assumed by the Sub-Adviser a sub-advisory fee as set forth on Schedule B to the Agreement, and the Sub-Adviser agreed to accept such sub-advisory fee as full compensation under the Agreement for such services and expenses.

Whereas, the Board of Trustees of the Trust approved the redomiciliation of the JNL/PIMCO Investment Grade Credit Bond Fund (formerly a series of the Jackson Variable Series Trust) into a new Fund of the Trust and the Sub-Adviser’s appointment to continue to serve as sub-adviser to the JNL/PIMCO Investment Grade Credit Fund, effective April 27, 2020.

Whereas, the Parties have agreed to amend the Agreement to add the JNL/PIMCO Investment Grade Credit Bond Fund and its fees, effective April 27, 2020.

Whereas, the Parties have agreed to amend Section 8. “Compensation.” of the Agreement to delete the second paragraph in its entirety.

Whereas, the Parties have agreed include the following language on Schedule B of the Agreement:

The Sub-Adviser represents and warrants that in no event shall the Sub-Adviser provide similar investment advisory services to any client comparable in size to the Funds being managed under this Agreement (as listed in this Schedule) at a composite rate of compensation less than that provided for herein.

Now Therefore, in consideration of the mutual covenants herein contained, the Parties hereby agree to amend the Agreement as follows:

1)	Schedule A to the Agreement is hereby deleted and replaced in its entirety with Schedule A dated April 27, 2020, attached hereto.

2)	Schedule B to the Agreement is hereby deleted and replaced in its entirety with Schedule B dated April 27, 2020, attached hereto.

3)	Except as specifically amended hereby, the Agreement shall remain in full force and effect in accordance with its terms.

4)	Each of the Parties represents and warrants to the others that it has full authority to enter into this Amendment upon the terms and conditions hereof and that the individual executing this Amendment is duly authorized to bind the respective party to this Amendment.

5)	This Amendment may be executed in one or more counterparts, which together shall constitute one document.

In Witness Whereof, the Parties have caused this Amendment to be executed, effective as of April 27, 2020.

Jackson National Asset Management, LLC		Pacific Investment Management Company LLC
By:	/s/ Emily J. Bennett	By:	/s/ Robet O. Young
Name:	Emily J. Bennett	Name:	Robert O. Young
Title:	Assistant Vice President	Title:	Managing Director

2

Schedule A

Dated April 27, 2020

Funds
JNL/PIMCO Income Fund
JNL/PIMCO Investment Grade Credit Bond Fund
JNL/PIMCO Real Return Fund

A-1

Schedule B

Dated April 27, 2020

(Compensation)

The Sub-Adviser represents and warrants that in no event shall the Sub-Adviser provide similar investment advisory services to any client comparable in size to the Funds being managed under this Agreement (as listed in this Schedule) at a composite rate of compensation less than that provided for herein.

For the JNL/PIMCO Income Fund, Sub-Adviser’s account #11852, the following fee schedule shall apply, subject to an initial minimum funding amount of $400 million:

JNL/PIMCO Income Fund – #11852 Effective September 25, 2017
Average Daily Net Assets	Annual Rate
If the AUM is less than $2 billion: All assets	0.350%
If the AUM is $2 billion or above: First $1 billion Thereafter	0.35% 0.25%

For the JNL/PIMCO Investment Grade Credit Bond Fund, Sub-Adviser’s account #2852, the following fee schedule shall apply:

JNL/PIMCO Investment Grade Credit Bond Fund – #2852 Effective April 27, 2020
Average Daily Net Assets	Annual Rate
$0 to $1 billion	0.25%
Thereafter	0.20%

For the JNL/PIMCO Real Return Fund, Sub-Adviser’s account #1852, the following fee schedule shall apply:

JNL/PIMCO Real Return Fund – #1852 Effective January 1, 2017
Average Daily Net Assets	Annual Rate
First $1 Billion	0.25%
Next $1 Billion	0.20%
Thereafter	0.175%

The following blended discount – based on aggregate 1940 Act Sub-advised strategies, calculated quarterly and applied to each Account’s calculated fee amount – shall apply to the Account if (i) the Sub-Adviser manage at least three 1940 Act subadvised strategies for the Adviser and (ii) of those managed accounts, the core fixed income accounts (currently Sub-Adviser Accounts #11852, 1852 and 2852) have a combined AUM of at least $5.5 billion:

B-1

Account AUM amount	Discount per AUM Tier
$0 to $2.5 billion	2.5%
$2.5 billion to $5 billion	5.0%
$5 billion to $7.5 billion	7.5%
Assets greater than $7.5 billion	10.0%

“Fund” and “Funds” shall have the same meaning as set forth in the Agreement.

Market value is determined by the Fund Accountant.

B-2